UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): August 15, 2018

INSPIRED ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36689	47-1025534
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

250 West 57th Street, Suite 2223 New York, New York	10107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 565-3861

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 15, 2018, the board of directors (the “Board”) of Inspired Entertainment, Inc. (the “Company”) appointed two new directors to the Board, filling two vacancies on the Board and bringing the total number of Board members to seven. Ms. Desirée G. Rogers has joined the Board and the Nominating, Governance and Compliance Committee of the Board, and Mr. Steven M. Saferin has joined the Board and the Compensation Committee of the Board.

Desirée G. Rogers

Ms. Rogers, 59, was the Chief Executive Officer of Johnson Publishing Company, LLC, a lifestyle company inspired by the African American experience, from August 2010 until May 2017. In 2016, Ms. Rogers sold the media assets of the company. Since May 2013, Ms. Rogers has served as the Chair of the Chicago tourism bureau, Choose Chicago. Prior to these positions, she was the White House Social Secretary for President Obama from January 2009 to April 2010; President of Social Networking for Allstate Financial, a business unit of the Allstate Corporation, from July 2008 to December 2008; President of Peoples Gas and North Shore Gas, two utility companies owned by Peoples Energy Corporation (a public company acquired by Integrys Energy Group), from 2004 to July 2008; Senior Vice President and Chief Marketing Officer and Vice President of Peoples Energy Corporation from 1997 to 2004; and Director of the Illinois Lottery from 1991 to 1997. In addition, Ms. Rogers served on the Board of Trustees of Equity Residential, a public real estate investment trust, from October 2003 to January 2009. She has also served on the board of Blue Cross Blue Shield, and as the Vice Chairman of the Lincoln Park Zoo and the Museum of Science and Industry. She currently serves on the boards of DonorsChoose, Northwestern Memorial Foundation, the Economic Club, the Commercial Club and World Business Chicago, and on the boards of two public companies, Pinnacle Entertainment, Inc. and MDC Partners Inc. She has an undergraduate degree from Wellesley College and an M.B.A. from Harvard Business School.

Steven M. Saferin

Mr. Saferin, 69, founded Media Drop-In Productions (later named MDI Entertainment) in 1986, a licensed lottery games and promotions business, where he served as President and Chief Executive Officer until 2003, when he sold the company to Scientific Games Corporation. Following the sale, Mr. Saferin continued to lead MDI as a division president and also assumed the position of Chief Creative Officer for Scientific Games in 2009 until his retirement in 2016. Prior to founding MDI, Mr. Saferin was the Director of Program Acquisitions at ESPN from 1982 to 1986 and served as a vice president with both Viacom Communications and Warner Amex Cable from 1978 to 1982. Mr. Saferin was an attorney for the Federal Communications Commission and for Viacom International Inc. between 1974 and 1978. Mr. Saferin serves on the Dean’s advisory committees for the School of Communication at American University and for the Odum School of Ecology at the University of Georgia. He has a journalism degree from American University and was a sportswriter at the Washington Post. He holds a law degree from the University of Maryland. He has been recognized by the Lottery Hall of Fame for innovations in lottery advertising and the invention and implementation of licensed games in the lottery industry.

Neither new director was appointed in connection with any arrangement or understanding between the new director and any other persons pursuant to which such director was selected as a director, within the meaning of Item 5.02(d)(2) of Form 8-K. There are no related party transactions between the Company and either of the new directors that are subject to disclosure under Item 404(a) of Regulation S-K. Based on information requested from and provided by each new director concerning such director’s background, employment and affiliations, the Board has determined that each new director has no material relationships that would interfere with the exercise of independent judgment and is an “independent director” as defined in the NASDAQ listing standards and applicable SEC rules. In addition, the Board has determined that Mr. Saferin has no relationship to the Company that would interfere with his ability to be independent from management in connection with his duties as a Compensation Committee member.

Each of Ms. Rogers and Mr. Saferin is eligible to participate in the Inspired Entertainment, Inc. compensation program for non-employee directors, which provides for payment of annual cash retainers of $50,000 and annual grants of restricted stock units having an aggregate grant date value of $50,000 (capped at 5,000 units). Each of Ms. Rogers’ and Mr. Saferin’s compensation for 2018 will be pro-rated. In addition, the Company will be entering into an indemnification agreement with each of Ms. Rogers and Mr. Saferin, in consideration of their agreement to serve on the Board, in substantially the form included as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on December 30, 2016. Such agreement provides for indemnification to the fullest extent permitted under Delaware law for certain liabilities arising out of a director’s affiliation with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 16, 2018

INSPIRED ENTERTAINMENT, INC.

By	/s/ A. Lorne Weil
Name: A. Lorne Weil
Title: Executive Chairman

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